Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE
August 16, 2011
MCJUNKIN RED MAN CORPORATION ANNOUNCES THE APPOINTMENT OF
DANIEL J. CHURAY TO EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
Houston, Texas — McJunkin Red Man Corporation (MRC) today announced that Daniel J. Churay has been elected Executive Vice President and General Counsel. Churay will report directly to Andrew Lane, MRC Chairman, President & CEO, as of August 16, 2011.
Before joining MRC, Churay built a strong background in energy and logistics throughout his 20 year career. Most recently, Churay served as the President and CEO at Rex Energy Corporation, an independent oil and gas company based out of Pennsylvania. Before his work with Rex Energy, Churay served as the Executive Vice President and General Counsel at YRC Worldwide, a Fortune 500 transportation and logistics company based in Kansas City. From 1995 to 2002, Churay served as the Deputy General Counsel at Baker Hughes, a Fortune 500 company, where he additionally managed the legal affairs of Baker Hughes Solutions, an oil and gas subsidiary, in Houston, Texas. Churay began his professional career at Fulbright & Jaworski LLP in Houston, Texas.
“I am very pleased to be adding Dan Churay to the executive management team at MRC,” Andrew Lane, MRC Chairman, President and CEO said. “He brings a wealth of public, corporate legal experience on a global scale to MRC. He will be a valuable member of my executive team.”
More About MRC
Headquartered in Houston, Texas, MRC is the largest global distributor of PVF and related products and services to the energy and industrial sectors, based on sales, and supplies these products and services across each of the upstream, midstream and downstream markets.
More information about MRC can be found on its website at www.mrcpvf.com.
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